Exhibit 99.1

eR

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Bayle Ellis 312-549-5958 IR@conagra.com
FOR IMMEDIATE RELEASE

CONAGRA BRANDS REPORTS THIRD QUARTER RESULTS

CHICAGO, April 7, 2022— Today Conagra Brands, Inc. (NYSE: CAG) reported results for the third quarter of fiscal year 2022, which ended on February 27, 2022. All comparisons are against the prior-year fiscal period, unless otherwise noted.  Certain terms used in this release, including “Organic net sales,” “EBITDA,” “Two-year compounded annualized,” and certain “adjusted” results, are defined under the section entitled “Definitions.”  See page 6 for more information.

Highlights

•	Third quarter net sales increased 5.1%; organic net sales increased 6.0%. On a two-year compounded annualized basis, third quarter net sales increased 6.8% and organic net sales increased 7.8%.
•	Operating margin decreased 387 basis points to 12.3%; adjusted operating margin decreased 230 basis points to 13.7%.
•

Diluted earnings per share (EPS) for the third quarter decreased 22.4% to $0.45, and adjusted EPS decreased 1.7% to $0.58. On a two-year compounded annualized basis, third quarter EPS increased 3.5% and adjusted EPS increased 11.1%.

•

The company is updating its fiscal 2022 guidance, and providing fourth quarter guidance, to reflect expectations for continued top line strength, higher cost of goods sold inflation, and the timing of additional pricing actions.

•	The company's updated fiscal 2022 guidance is as follows:
o	Organic net sales growth is expected to be approximately +4% versus prior guidance of approximately +3%
o	Gross inflation (input cost inflation before the impacts of hedging and other sourcing benefits) is expected to be approximately 16% versus prior guidance of approximately 14%
o	Adjusted operating margin is expected to be approximately 14.5% versus prior guidance of approximately 15.5%
o	Adjusted EPS is expected to be approximately $2.35, versus prior guidance of approximately $2.50
o	Pro Forma FY22 adjusted diluted EPS is estimated at approximately $2.65, excluding the impact of the FY22 lag between inflation and in-market pricing
•	The company's Fiscal 2022 fourth quarter guidance is as follows:
o	Organic net sales growth is expected to be approximately +7%
o	Gross inflation (input cost inflation before the impacts of hedging and other sourcing benefits) is expected to be approximately 16%
o	Adjusted operating margin is expected to be approximately 15.5%
o	Adjusted EPS is expected to be approximately $0.64

CONAGRA BRANDS

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “Our business delivered another quarter of strong net sales growth as our brands continued to resonate with consumers. Our focus on strategic innovation and our intentional approach to investment helped us capture share across each of our domains – frozen, snacks, and staples. The team’s dedication to executing our Conagra Way playbook has continued to pay dividends in the face of a challenging external landscape.”

He continued, “We experienced higher-than-expected cost pressures as the third quarter progressed and expect those pressures to continue into the fourth quarter, particularly in certain frozen, refrigerated, and snacks businesses. In response, we have taken steps to implement additional inflation-driven pricing actions. We will begin to see the benefits of these actions in the first quarter of fiscal 2023. Consumer demand has remained strong in the face of our pricing actions to date, but there will continue to be a lag between the timing of the incremental inflation and the benefits of our mitigating actions.”

Total Company Third Quarter Results

In the quarter, net sales increased 5.1% to $2.9 billion.  The increase in net sales primarily reflects:

•	a 0.8% net decrease from the divestitures of the Peter Pan peanut butter business and the Egg Beaters business (collectively, the Sold Businesses);
•	a 0.1% decrease from the unfavorable impact of foreign exchange; and
•	a 6.0% increase in organic net sales.

The 6.0% increase in organic net sales was driven by a 8.6% improvement in price/mix, which was partially offset by a 2.6% decrease in volume. Price/mix was driven the company’s inflation-driven pricing actions that were reflected in the marketplace throughout the quarter and favorable brand mix. The volume decrease was primarily a result of the elasticity impact from inflation-driven pricing actions; however, the elasticity impact was favorable to expectations.

Gross profit decreased 8.1% to $697 million in the quarter, and adjusted gross profit decreased 7.9% to $701 million.  Third quarter gross profit benefited from higher organic net sales, supply chain realized productivity, lower COVID-19 pandemic-related expenses, and cost synergies associated with the Pinnacle Foods acquisition. These benefits, however, were not enough to offset the impacts of cost of goods sold inflation of 15.4%, the lost profit from the Sold Businesses, and elevated supply chain operating costs. Gross margin decreased 344 basis points to 23.9% in the quarter, and adjusted gross margin decreased 342 basis points to 24.1%.

Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), increased 9.2% to $338 million in the quarter primarily due to an impairment on businesses held for sale.  Adjusted SG&A, which excludes A&P, decreased 3.3% to $237 million driven by decreased incentive and deferred compensation.

A&P for the quarter decreased 11.5% to $65 million, driven primarily by reduced broadcast media investments.

Net interest expense was $95 million in the quarter.  Compared to the prior-year period, net interest expense decreased 6.1% or $6 million, primarily due to a lower weighted average interest rate on outstanding debt.

The average diluted share count decreased 1.1% compared to the prior-year period to 482 million shares, driven by the company’s share repurchase activity in prior quarters.

CONAGRA BRANDS

In the quarter, net income attributable to Conagra Brands decreased 22.4% to $218 million, or $0.45 per diluted share.  Adjusted net income attributable to Conagra Brands decreased 3.1% to $279 million, or $0.58 per diluted share, in the quarter.  The decreases were driven primarily by the decrease in gross profit.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income, decreased 2.4% to $553 million in the quarter, primarily driven by the decrease in adjusted gross profit, partially offset by a strong performance from the company’s Ardent Mills joint venture.

Grocery & Snacks Segment Third Quarter Results

Net sales for the Grocery & Snacks segment increased 6.2% to $1.2 billion in the quarter reflecting:

•	a 0.8% decrease from the impact of the Sold Businesses; and
•	a 7.0% increase in organic net sales.

On an organic net sales basis, price/mix increased 8.8% and volume decreased 1.8%. Price/mix was primarily driven by favorability in inflation-driven pricing coupled with favorable brand mix. The volume decline was primarily due to the elasticity impact from inflation-driven pricing actions. In the quarter, the company gained share in staples categories such as beans and syrup, and in snacking categories, including popcorn and meat snacks.

Operating profit for the segment decreased 20.2% to $232 million in the quarter primarily related to a prior year gain from the divestiture of the Peter Pan business. Adjusted operating profit decreased 2.7% to $238 million, primarily driven by cost of goods inflation, elevated supply chain operating costs, and the lost profit from the Sold Businesses. These negative impacts were partially offset by higher organic net sales, supply chain realized productivity, lower COVID-19 pandemic-related expenses, and cost synergies associated with the Pinnacle Foods acquisition.

Refrigerated & Frozen Segment Third Quarter Results

Net sales for the Refrigerated & Frozen segment increased 2.9% to $1.2 billion in the quarter reflecting:

•	a 1.0% decrease from the impact of the Sold Businesses; and
•	a 3.9% increase in organic net sales.

On an organic net sales basis, price mix increased 8.4% and volume decreased 4.5%.  The price/mix increase was driven by favorability in inflation-driven pricing and favorable brand mix. The volume decline was primarily due to the elasticity impact from inflation-driven pricing actions coupled with supply constraints. In the quarter, the company gained share in categories such as frozen single serve meals, frozen multi serve meals, and frozen desserts.

Operating profit for the segment decreased 26.4% to $158 million in the quarter.  Adjusted operating profit decreased 20.6% to $176 million primarily due to cost of goods sold inflation, elevated supply chain operating costs, and the lost profit from the Sold Businesses. These impacts were partially offset by the benefits of supply chain realized productivity, higher organic net sales, lower COVID-19 pandemic-related expenses, and cost synergies associated with the Pinnacle Foods acquisition.

International Segment Third Quarter Results

Net sales for the International segment increased 0.1% to $241 million in the quarter reflecting:

•	a 0.1% decrease from the impact of the Sold Businesses,
•	a 0.8% decrease from the unfavorable impact of foreign exchange; and
•	a 1.0% increase in organic net sales.

CONAGRA BRANDS

On an organic net sales basis, price/mix increased 8.0% and volume decreased 7.0%. The price/mix increase was driven by inflation-driven pricing and favorable product mix. Volume decreased primarily due to the elasticity impact from inflation-driven pricing actions.

Operating profit for the segment increased 7.1% to $30 million in the quarter.  Adjusted operating profit increased 7.7% to $30 million as the benefits from supply chain realized productivity, higher organic net sales, and favorable foreign exchange more than offset the negative impacts of cost of goods sold inflation.

Foodservice Segment Third Quarter Results

Net sales for the Foodservice segment increased 18.9% to $235 million in the quarter reflecting an 18.9% increase in organic net sales.

On an organic net sales basis, volume increased 10.5% as restaurant traffic continued to improve from the impacts of the COVID-19 pandemic, partially offset by the elasticity impact from inflation-driven pricing actions. Price/mix was favorable at 8.4% in the quarter driven by inflation-driven pricing and favorable product mix.

Operating profit for the segment decreased 63.9% to $5 million and adjusted operating profit increased 14.8% to $15 million in the quarter as the benefits of higher organic net sales and favorable supply chain realized productivity more than offset the impacts of cost of goods sold inflation and elevated supply chain operating costs.

Other Third Quarter Items

Corporate expenses decreased 32.9% to $65 million in the quarter primarily from lapping incremental expenses related to the extinguishment of debt in the prior year period. Adjusted corporate expense decreased 6.2% to $60 million in the quarter driven by decreased incentive and deferred compensation.

Pension and post-retirement non-service income was $16 million in the quarter compared to $14 million of income in the prior-year period.

In the quarter, equity method investment earnings were $48 million.  The $27 million increase was primarily driven by favorable market conditions for the Ardent Mills joint venture, and the venture’s effective management through recent volatility in the wheat markets.

In the quarter, the effective tax rate was 33.4% compared to 26.5% in the prior-year period.  The adjusted effective tax rate was 24.4% compared to 23.9% in the prior-year period.

In the quarter, the company paid a dividend of $0.3125 per share.

Outlook

The company is updating its fiscal 2022 guidance, and providing fourth quarter guidance, to reflect expectations for continued top line strength, higher cost of goods sold inflation, and the timing effect of additional pricing actions.

The company previously shared its expectations that consumer demand for its retail products would remain elevated versus historical levels throughout fiscal 2022, as consumers have developed new habits during the COVID-19 pandemic. Given the trends to date, including stronger-than-expected consumer demand and lower-than-anticipated elasticities of demand, as well as additional planned pricing actions, organic net sales growth is now expected to be higher than previously anticipated.

CONAGRA BRANDS

The company also continues to experience elevated cost of goods sold inflation, the rate of which was higher than expected during the third quarter of fiscal 2022. The company has taken, and plans to continue taking, a variety of actions to counteract the impact of this inflation, including incremental pricing actions and cost savings measures. Due to the nature of the timing lag associated with announcing and implementing incremental pricing actions, the benefits associated with the actions are not expected to fully offset the incremental input cost headwinds within fiscal 2022.

The company's updated fiscal 2022 guidance is as follows:

o	Organic net sales growth is expected to be approximately +4% versus prior guidance of approximately +3%
o	Gross inflation (input cost inflation before the impacts of hedging and other sourcing benefits) is expected to be approximately 16% versus prior guidance of approximately 14%
o	Adjusted operating margin is expected to be approximately 14.5% versus prior guidance of approximately 15.5%
o	Adjusted EPS is expected to be approximately $2.35, versus prior guidance of approximately $2.50

The company's Fiscal 2022 fourth quarter guidance is as follows:

o	Organic net sales growth is expected to be approximately +7%
o	Gross inflation (input cost inflation before the impacts of hedging and other sourcing benefits) is expected to be approximately 16%
o	Adjusted operating margin is expected to be approximately 15.5%
o	Adjusted EPS is expected to be approximately $0.64

The above guidance is the company’s best estimate of its expected financial performance in fiscal 2022. The company’s ultimate fiscal 2022 performance will be highly dependent on factors including, without limitation:

•	how consumers purchase food as foodservice establishments continue to reopen and people continue to return to in-office work and in-person school;
•	the cost of goods sold inflation the company experiences;
•	consumers’ response to inflation-driven price increases; and
•	the ability of the end-to-end supply chain to continue to operate effectively as the COVID-19 pandemic and world events continue to evolve.

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable.  Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $0.45 EPS for the third quarter of fiscal 2022 (EPS amounts are rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.02 per diluted share of net expense related to restructuring plans
•	Approximately $0.06 per diluted share of net expense related to impairment on businesses held for sale
•	Approximately $0.05 per diluted share of net expense related to unusual tax items

The following are included in the $0.58 EPS for the third quarter of fiscal 2021 (EPS amounts are rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.02 per diluted share of net expense related to restructuring plans
•	Approximately $0.01 per diluted share of net benefit related to corporate hedging derivative gains
•	Approximately $0.06 per diluted share of net benefit related to the gain on divestiture of a business
•	Approximately $0.04 per diluted share of net expense related to the early extinguishment of debt

CONAGRA BRANDS

•	Approximately $0.01 per diluted share of net expense related to consulting fees on tax matters
•	Approximately $0.01 per diluted share of net expense due to legal matters

Definitions

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week.  All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the company’s core operating results.  These items thus affect the comparability of underlying results from period to period.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization.  References to adjusted EBITDA refer to EBITDA before the impacts of items impacting comparability.

References to two-year compounded annualized numbers are calculated as: ([(1 + current year period’s growth rate) * (1 + prior year period’s growth rate)] ^ 0.5) – 1.

Please note that certain prior year amounts have been reclassified to conform with current year presentation

Discussion of Results

Conagra Brands will host a webcast and conference call at 9:30 a.m. Eastern time today to discuss the results.  The live audio webcast and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 6945305. Please dial in 10 to 15 minutes prior to the call start time. Following the Company's remarks, the conference call will include a question-and-answer session with the investment community.  A replay of the webcast will be available on www.conagrabrands.com/investor-relations under Events & Presentations until April 7, 2023.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America's leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company's portfolio is evolving to satisfy people's changing food preferences. Conagra's iconic brands, such as Birds Eye®, Marie Callender's®, Banquet®, Healthy Choice®, Slim Jim®, Reddi-wip®, and Vlasic®, as well as emerging brands, including Angie's® BOOMCHICKAPOP®, Duke's®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

CONAGRA BRANDS

Note on Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks, uncertainties, and factors include, among other things: the risk that the cost savings and any other synergies from the acquisition of Pinnacle Foods Inc. (the Pinnacle acquisition) may not be fully realized or may take longer to realize than expected; the risk that the Pinnacle acquisition may not be accretive within the expected timeframe or to the extent anticipated; the risks that the Pinnacle acquisition and related integration will create disruption to the Company and its management and impede the achievement of business plans; risks related to our ability to achieve the intended benefits of other recent acquisitions and divestitures; risks associated with general economic and industry conditions; risks associated with our ability to successfully execute our long-term value creation strategies; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to our ability to execute operating and restructuring plans and achieve targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the Company's competitive environment and related market conditions; risks related to our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; risks related to the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters, as well as any securities litigation, including securities class action lawsuits; risk associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations; risks related to the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers and employees; risks related to our forecasts of consumer eat-at-home habits as the impacts of the COVID-19 pandemic abate; risks related to the availability and prices of supply chain resources, including raw materials, packaging, and transportation including any negative effects caused by changes in inflation rates, weather conditions, or health pandemics; disruptions or inefficiencies in our supply chain and/or operations, including from the COVID-19 pandemic; risks related to disruptions in the global economy caused by the ongoing conflict between Russia and Ukraine; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risks related to a material failure in or breach of our or our vendors’ information technology systems; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, two-year compounded annualized organic net sales, two-year compounded annualized adjusted EPS, two-year compounded annualized operating profit, net debt, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the Company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the Company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the Company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

CONAGRA BRANDS

Certain of these non-GAAP measures, such as organic net sales, adjusted operating margin, and adjusted EPS, are forward-looking.  Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents.  Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The Company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	THIRD QUARTER
	Thirteen Weeks Ended	Thirteen Weeks Ended
	February 27, 2022	February 28, 2021	Percent Change
Net sales	$2,913.7	$2,771.1	5.1%
Costs and expenses:
Cost of goods sold	2,216.5	2,012.7	10.1%
Selling, general and administrative expenses	338.0	309.7	9.2%
Pension and postretirement non-service income	(16.1)	(13.7)	17.0%
Interest expense, net	94.6	100.6	(6.1)%
Income before income taxes and equity method investment earnings	280.7	361.8	(22.4)%
Income tax expense	109.9	101.6	8.3%
Equity method investment earnings	48.1	21.5	124.3%
Net income	$218.9	$281.7	(22.3)%
Less: Net income attributable to noncontrolling interests	0.5	0.3	54.7%
Net income attributable to Conagra Brands, Inc.	$218.4	$281.4	(22.4)%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$0.45	$0.58	(22.4)%
Weighted average shares outstanding	480.3	485.7	(1.1)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$0.45	$0.58	(22.4)%
Weighted average share and share equivalents outstanding	482.2	487.6	(1.1)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	THIRD QUARTER YEAR TO DATE
	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended
	February 27, 2022	February 28, 2021	Percent Change
Net sales	$8,625.9	$8,445.2	2.1%
Costs and expenses:
Cost of goods sold	6,500.5	5,987.7	8.6%
Selling, general and administrative expenses	993.5	967.7	2.7%
Pension and postretirement non-service income	(48.3)	(41.2)	17.0%
Interest expense, net	283.7	322.0	(11.9)%
Income before income taxes and equity method investment earnings	896.5	1,209.0	(25.9)%
Income tax expense	263.8	269.0	(1.9)%
Equity method investment earnings	97.8	51.0	92.0%
Net income	$730.5	$991.0	(26.3)%
Less: Net income attributable to noncontrolling interests	1.2	1.7	(31.8)%
Net income attributable to Conagra Brands, Inc.	$729.3	$989.3	(26.3)%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$1.52	$2.03	(25.1)%
Weighted average shares outstanding	480.3	487.4	(1.5)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$1.51	$2.02	(25.2)%
Weighted average share and share equivalents outstanding	482.2	489.2	(1.4)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	February 27, 2022	May 30, 2021
ASSETS
Current assets
Cash and cash equivalents	$79.7	$79.2
Receivables, less allowance for doubtful accounts of $3.4 and $3.2	914.5	793.9
Inventories	1,766.5	1,709.7
Prepaid expenses and other current assets	129.5	95.0
Current assets held for sale	24.4	24.3
Total current assets	2,914.6	2,702.1
Property, plant and equipment, net	2,655.5	2,572.0
Goodwill	11,332.4	11,338.9
Brands, trademarks and other intangibles, net	4,077.6	4,124.6
Other assets	1,487.2	1,344.7
Noncurrent assets held for sale	32.0	113.3
	$22,499.3	$22,195.6
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$362.8	$707.4
Current installments of long-term debt	706.3	23.1
Accounts payable	1,593.9	1,655.9
Accrued payroll	142.8	175.2
Other accrued liabilities	717.1	743.0
Current liabilities held for sale	1.7	1.6
Total current liabilities	3,524.6	3,306.2
Senior long-term debt, excluding current installments	8,089.1	8,275.2
Other noncurrent liabilities	2,029.9	1,979.6
Noncurrent liabilities held for sale	2.4	3.2
Total stockholders' equity	8,853.3	8,631.4
	$22,499.3	$22,195.6

CONAGRA BRANDS

Conagra Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Thirty-Nine Weeks Ended
	February 27, 2022	February 28, 2021
Cash flows from operating activities:
Net income	$730.5	$991.0
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	285.6	289.6
Asset impairment charges	72.7	4.2
Loss on extinguishment of debt	—	68.7
Gain on divestitures	—	(55.0)
Equity method investment earnings in excess of distributions	(59.7)	(19.3)
Stock-settled share-based payments expense	26.8	41.1
Contributions to pension plans	(8.6)	(23.7)
Pension benefit	(38.5)	(29.2)
Other items	(31.6)	12.6
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(120.7)	18.5
Inventories	(57.0)	(206.7)
Deferred income taxes and income taxes payable, net	38.4	15.9
Prepaid expenses and other current assets	(34.7)	(27.9)
Accounts payable	(12.0)	(24.1)
Accrued payroll	(32.4)	(21.4)
Other accrued liabilities	19.3	1.8
Deferred employer payroll taxes	(25.5)	33.9
Net cash flows from operating activities	752.6	1,070.0
Cash flows from investing activities:
Additions to property, plant and equipment	(364.2)	(396.7)
Sale of property, plant and equipment	18.0	1.1
Purchase of marketable securities	(2.5)	(6.8)
Sale of marketable securities	2.4	8.3
Proceeds from divestitures, net of cash divested	0.1	112.2
Other items	3.3	—
Net cash flows from investing activities	(342.9)	(281.9)
Cash flows from financing activities:
Issuance of short-term borrowings, maturities greater than 90 days	392.6	298.6
Repayment of short-term borrowings, maturities greater than 90 days	(392.6)	(49.9)
Net (repayment) issuance of other short-term borrowings	(344.6)	478.9
Issuance of long-term debt	499.1	988.2
Repayment of long-term debt	(43.1)	(2,312.1)
Debt issuance costs	(2.5)	(6.2)
Repurchase of Conagra Brands, Inc. common shares	(50.0)	(298.1)
Payment of intangible asset financing arrangement	(12.6)	(12.9)
Cash dividends paid	(431.9)	(341.7)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(14.1)	(8.4)
Other items	(7.3)	—
Net cash flows from financing activities	(407.0)	(1,263.6)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(3.2)	2.9
Net change in cash and cash equivalents and restricted cash	(0.5)	(472.6)
Cash and cash equivalents and restricted cash at beginning of period	80.2	554.3
Cash and cash equivalents and restricted cash at end of period	$79.7	$81.7

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q3 FY22	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,199.0	$1,238.6	$241.2	$234.9	$2,913.7
Impact of foreign exchange	—	—	1.9	—	1.9
Organic Net Sales	$1,199.0	$1,238.6	$243.1	$234.9	$2,915.6

Year-over-year change - Net Sales	6.2%	2.9%	0.1%	18.9%	5.1%
Impact of foreign exchange (pp)	—	—	0.8	—	0.1
Net sales from divested businesses (pp)	0.8	1.0	0.1	—	0.8
Organic Net Sales	7.0%	3.9%	1.0%	18.9%	6.0%

Volume (Organic)	(1.8)%	(4.5)%	(7.0)%	10.5%	(2.6)%
Price/Mix	8.8%	8.4%	8.0%	8.4%	8.6%
Q3 FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,129.5	$1,203.1	$240.9	$197.6	$2,771.1
Net sales from divested businesses	(8.8)	(11.0)	(0.2)	(0.1)	(20.1)
Organic Net Sales	$1,120.7	$1,192.1	$240.7	$197.5	$2,751.0

Q3 FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,129.5	$1,203.1	$240.9	$197.6	$2,771.1
Impact of foreign exchange	—	—	0.7	—	0.7
Net sales from divested businesses	(8.8)	—	(0.2)	(0.1)	(9.1)
Organic Net Sales	$1,120.7	$1,203.1	$241.4	$197.5	$2,762.7

Year-over-year change - Net Sales	10.9%	11.7%	9.0%	(17.3)%	8.5%
Impact of foreign exchange (pp)	—	—	0.3	—	—
Net sales from divested businesses (pp)	2.4	0.4	0.5	0.7	1.2
Organic Net Sales	13.3%	12.1%	9.8%	(16.6)%	9.7%

Volume (Organic)	9.5%	7.8%	6.7%	(19.4)%	6.1%
Price/Mix	3.8%	4.3%	3.1%	2.8%	3.6%
Q3 FY20	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,018.3	$1,076.8	$220.9	$239.0	$2,555.0
Net sales from divested businesses [1]	(29.1)	(3.8)	(1.0)	(2.1)	(36.0)
Organic Net Sales	$989.2	$1,073.0	$219.9	$236.9	$2,519.0

2-year compound growth	8.5%	7.2%	4.5%	(0.8)%	6.8%
Organic 2-year compound growth	10.1%	7.9%	5.3%	(0.4)%	7.8%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q3 FY22 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$3,538.6	$3,626.3	$740.0	$721.0	$8,625.9
Impact of foreign exchange	—	—	(19.7)	—	(19.7)
Organic Net Sales	$3,538.6	$3,626.3	$720.3	$721.0	$8,606.2

Year-over-year change - Net Sales	(0.1)%	1.2%	4.3%	18.1%	2.1%
Impact of foreign exchange (pp)	—	—	(2.8)	—	(0.2)
Net sales from divested businesses (pp)	1.0	0.9	0.2	0.4	0.9
Organic Net Sales	0.9%	2.1%	1.7%	18.5%	2.8%

Volume (Organic)	(3.5)%	(4.4)%	(5.8)%	13.1%	(3.0)%
Price/Mix	4.4%	6.5%	7.5%	5.4%	5.8%
Q3 FY21 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$3,543.6	$3,581.7	$709.7	$610.2	$8,445.2
Net sales from divested businesses	(38.3)	(30.3)	(1.5)	(1.9)	(72.0)
Organic Net Sales	$3,505.3	$3,551.4	$708.2	$608.3	$8,373.2

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q3 FY22	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$231.5		$158.0		$29.9		$4.7		$(64.9)	$359.2
Restructuring plans	2.6		1.2		0.2		—		6.7	10.7
Impairment of businesses held for sale	3.9		16.9		—		10.1		—	30.9
Acquisitions and divestitures	—		—		—		—		0.6	0.6
Corporate hedging derivative losses (gains)	—		—		—		—		(1.9)	(1.9)
Adjusted Operating Profit	$238.0		$176.1		$30.1		$14.8		$(59.5)	$399.5

Operating Profit Margin	19.3%		12.8%		12.4%		2.0%			12.3%
Adjusted Operating Profit Margin	19.9%		14.2%		12.5%		6.3%			13.7%
Year-over-year % change - Operating Profit	(20.2)%		(26.4)%		7.1%		(63.9)%		(32.9)%	(20.0)%
Year-over-year % change - Adjusted Operating Profit	(2.7)%		(20.6)%		7.7%		14.8%		(6.2)%	(9.9)%
Year-over-year bps change - Operating Profit	(637	) bps	(508	) bps	81	bps	(455	) bps		(387	) bps
Year-over-year bps change - Adjusted Operating Profit	(180	) bps	(421	) bps	88	bps	(22	) bps		(230	) bps

Q3 FY21	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$290.0		$214.6		$27.8		$13.0		$(96.7)	$448.7
Restructuring plans	4.2		7.0		—		—		4.2	15.4
Acquisitions and divestitures	—		—		—		—		1.5	1.5
Gain on divestiture of a business	(49.7)		—		—		—		—	(49.7)
Early extinguishment of debt	—		—		—		—		24.4	24.4
Consulting fees on tax matters	—		—		—		—		5.3	5.3
Legal matters	—		—		—		—		4.3	4.3
Corporate hedging derivative losses (gains)	—		—		—		—		(6.4)	(6.4)
Adjusted Operating Profit	$244.5		$221.6		$27.8		$13.0		$(63.4)	$443.5

Operating Profit Margin	25.7%		17.8%		11.6%		6.5%			16.2%
Adjusted Operating Profit Margin	21.6%		18.4%		11.6%		6.5%			16.0%
Year-over-year % change - Operating Profit	45.6%		12.5%		24.7%		(52.7)%		28.8%	23.1%
Year-over year % change - Adjusted Operating Profit	16.4%		10.0%		24.7%		(52.7)%		5.1%	10.6%
Year-over-year bps change - Adjusted Operating Profit	102	bps	(29	) bps	145	bps	(490	) bps		31	bps
Q3 FY20	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$199.3		$190.7		$22.3		$27.3		$(75.1)	$364.5
Restructuring plans	10.9		10.5		—		—		10.4	31.8
Acquisitions and divestitures	—		—		—		—		0.6	0.6
Loss on divestiture of a business	—		0.2		—		—		—	0.2
Adjustment to contract settlement gain	0.1		—		—		—		—	0.1
Corporate hedging derivative losses (gains)	—		—		—		—		3.8	3.8
Adjusted Operating Profit	$210.3		$201.4		$22.3		$27.3		$(60.3)	$401.0

Operating Profit Margin	19.6%		17.7%		10.1%		11.4%			14.3%
Adjusted Operating Profit Margin	20.6%		18.7%		10.1%		11.4%			15.7%

2-year compound growth - reported	7.8%	(9.0)%	15.6%	(58.7)%	(7.0)%	(0.8)%
2-year compound growth - adjusted	6.4%	(6.5)%	15.9%	(26.3)%	(0.7)%	(0.2)%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q3 FY22 YTD	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$696.6		$483.9		$101.1		$38.8		$(188.5)	$1,131.9
Restructuring plans	8.7		13.0		0.2		0.3		16.7	38.9
Impairment of businesses held for sale	26.3		28.9		—		14.9		—	70.1
Acquisitions and divestitures	—		—		—		—		2.2	2.2
Consulting fees on tax matters	—		1.7		—		—		—	1.7
Proceeds received from the sale of a legacy investment	—		—		—		—		(3.3)	(3.3)
Legal matters	—		—		—		—		(14.6)	(14.6)
Corporate hedging derivative losses (gains)	—		—		—		—		(5.3)	(5.3)
Adjusted Operating Profit	$731.6		$527.5		$101.3		$54.0		$(192.8)	$1,221.6

Operating Profit Margin	19.7%		13.3%		13.7%		5.4%			13.1%
Adjusted Operating Profit Margin	20.7%		14.5%		13.7%		7.5%			14.2%
Year-over-year % change - Operating Profit	(21.7)%		(32.7)%		(4.5)%		(36.5)%		(33.9)%	(24.0)%
Year-over-year % change - Adjusted Operating Profit	(15.0)%		(28.6)%		(4.2)%		(11.5)%		(0.6)%	(22.3)%
Year-over-year bps change - Operating Profit	(541	) bps	(673	) bps	(125	) bps	(462	) bps		(452	) bps
Year-over-year bps change - Adjusted Operating Profit	(360	) bps	(608	) bps	(121	) bps	(251	) bps		(445	) bps
Q3 FY21 YTD	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$889.2		$719.0		$105.8		$61.0		$(285.2)	$1,489.8
Restructuring plans	25.9		19.9		(0.1)		—		16.3	62.0
Acquisitions and divestitures	—		—		—		—		4.7	4.7
Gain on divestiture of businesses	(55.0)		—		—		—		—	(55.0)
Early extinguishment of debt	—		—		—		—		68.7	68.7
Consulting fees on tax matters	—		—		—		—		6.5	6.5
Legal matters	—		—		—		—		2.3	2.3
Corporate hedging derivative losses (gains)	—		—		—		—		(7.2)	(7.2)
Adjusted Operating Profit	$860.1		$738.9		$105.7		$61.0		$(193.9)	$1,571.8

Operating Profit Margin	25.1%		20.1%		14.9%		10.0%			17.6%
Adjusted Operating Profit Margin	24.3%		20.6%		14.9%		10.0%			18.6%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q3 FY22	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$697.2		$338.0		$359.2		$280.7	$109.9	33.4%	$218.4	$0.45
% of Net Sales	23.9%		11.6%		12.3%
Restructuring plans	5.6		5.1		10.7		10.7	2.5		8.2	0.02
Acquisitions and divestitures	—		0.6		0.6		0.6	0.2		0.4	—
Corporate hedging derivative losses (gains)	(1.9)		—		(1.9)		(1.9)	(0.4)		(1.5)	—
Advertising and promotion expenses [2]	—		64.9		—		—	—		—	—
Impairment of businesses held for sale	—		30.9		30.9		30.9	2.7		28.2	0.06
Unusual tax items	—		—		—		—	(25.0)		25.0	0.05
Adjusted	$700.9		$236.5		$399.5		$321.0	$89.9	24.4%	$278.7	$0.58
% of Net Sales	24.1%		8.1%		13.7%
Year-over-year % of net sales change - reported	(344	) bps	43	bps	(387	) bps
Year-over-year % of net sales change - adjusted	(342	) bps	(71	) bps	(230	) bps

Year-over-year change - reported	(8.1)%		9.2%		(20.0)%		(22.4)%	8.3%		(22.4)%	(22.4)%
Year-over-year change - adjusted	(7.9)%		(3.3)%		(9.9)%		(10.0)%	(0.3)%		(3.1)%	(1.7)%

Q3 FY21	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$758.4		$309.7		$448.7		$361.8	$101.6	26.5%	$281.4	$0.58
% of Net Sales	27.4%		11.2%		16.2%
Restructuring plans	9.2		6.2		15.4		15.4	3.8		11.6	0.02
Acquisitions and divestitures	—		1.5		1.5		1.5	0.3		1.2	—
Corporate hedging derivative losses (gains)	(6.4)		—		(6.4)		(6.4)	(1.6)		(4.8)	(0.01)
Advertising and promotion expenses [2]	—		73.3		—		—	—		—	—
Gain on divestiture of a business	—		(49.7)		(49.7)		(49.7)	(21.8)		(27.9)	(0.06)
Early extinguishment of debt	—		24.4		24.4		24.4	6.1		18.3	0.04
Consulting fees on tax matters	—		5.3		5.3		5.3	1.3		4.0	0.01
Legal matters	—		4.3		4.3		4.3	1.1		3.2	0.01
Capital loss valuation allowance adjustment	—		—		—		—	(0.5)		0.5	—
Adjusted	$761.2		$244.4		$443.5		$356.6	$90.3	23.9%	$287.5	$0.59
% of Net Sales	27.5%		8.8%		16.0%
Year-over-year % of net sales change - reported	58	bps	(135	) bps	193	bps
Year-over-year % of net sales change - adjusted	12	bps	(27	) bps	31	bps

Year-over-year change - reported	10.8%		(3.2)%		23.1%		37.5%	47.4%		37.8%	38.1%
Year-over-year change - adjusted	8.9%		5.2%		10.6%		19.8%	17.8%		24.1%	25.5%

Q3 FY20	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$684.4	$319.9	$364.5	$263.2	$68.9	25.2%	$204.4	$0.42
% of Net Sales	26.8%	12.5%	14.3%
Restructuring plans	10.9	20.9	31.8	31.8	7.9		23.9	0.05
Acquisitions and divestitures	—	0.6	0.6	0.6	0.2		0.4	—
Corporate hedging derivative losses (gains)	3.8	—	3.8	3.8	1.0		2.8	0.01
Advertising and promotion expenses [2]	—	65.5	—	—	—		—	—
Pension settlement and valuation adjustment	—	—	—	(1.9)	(0.4)		(1.5)	—
Adjustment to gain on Ardent JV asset sale	—	—	—	—	0.1		0.5	—
Adjustment to contract settlement gain	—	0.1	0.1	0.1	—		0.1	—
Loss on divestiture of a business	—	0.2	0.2	0.2	0.1		0.1	—
Unusual tax items	—	—	—	—	(1.1)		1.1	—
Rounding	—	—	—	—	—		—	(0.01)
Adjusted	$699.1	$232.6	$401.0	$297.8	$76.7	24.8%	$231.8	$0.47
% of Net Sales	27.4%	9.1%	15.7%

2-year compound growth - reported	3.5%
2-year compound growth - adjusted	11.1%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q3 FY22 YTD	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$2,125.4		$993.5		$1,131.9		$896.5	$263.8	26.5%	$729.3	$1.51
% of Net Sales	24.6%		11.5%		13.1%
Restructuring plans	21.9		17.0		38.9		38.9	9.5		29.4	0.06
Acquisitions and divestitures	—		2.2		2.2		2.2	0.6		1.6	—
Corporate hedging derivative losses (gains)	(5.3)		—		(5.3)		(5.3)	(1.3)		(4.0)	(0.01)
Advertising and promotion expenses [2]	—		198.5		—		—	—		—	—
Consulting fees on tax matters	—		1.7		1.7		1.7	0.5		1.2	—
Legal matters	—		(14.6)		(14.6)		(14.6)	(3.6)		(11.0)	(0.02)
Proceeds received from the sale of a legacy investment	—		(3.3)		(3.3)		(3.3)	(0.5)		(2.8)	(0.01)
Impairment of businesses held for sale	—		70.1		70.1		70.1	9.7		60.4	0.13
Unusual tax items	—		—		—		—	(21.4)		21.4	0.04
Rounding	—		—		—		—	—		—	0.01
Adjusted	$2,142.0		$721.9		$1,221.6		$986.2	$257.3	23.7%	$825.5	$1.71
% of Net Sales	24.8%		8.4%		14.2%
Year-over-year % of net sales change - reported	(446	) bps	6	bps	(452	) bps
Year-over-year % of net sales change - adjusted	(453	) bps	(22	) bps	(445	) bps

Year-over-year change - reported	(13.5)%		2.7%		(24.0)%		(25.9)%	(1.9)%		(26.3)%	(25.2)%
Year-over-year change - adjusted	(13.6)%		(0.4)%		(22.3)%		(23.6)%	(17.5)%		(19.7)%	(18.6)%

Q3 FY21 YTD	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$2,457.5	$967.7	$1,489.8	$1,209.0	$269.0	21.3%	$989.3	$2.02
% of Net Sales	29.1%	11.5%	17.6%
Restructuring plans	29.1	32.9	62.0	62.0	15.5		46.5	0.09
Acquisitions and divestitures	—	4.7	4.7	4.7	1.1		3.6	0.01
Corporate hedging derivative losses (gains)	(7.2)	—	(7.2)	(7.2)	(1.8)		(5.4)	(0.01)
Advertising and promotion expenses [2]	—	182.8	—	—	—		—	—
Gain on divestiture of businesses	—	(55.0)	(55.0)	(55.0)	(23.6)		(31.4)	(0.06)
Early extinguishment of debt	—	68.7	68.7	68.7	17.2		51.5	0.11
Consulting fees on tax matters	—	6.5	6.5	6.5	1.6		4.9	0.01
Legal matters	—	2.3	2.3	2.3	0.6		1.7	—
Capital loss valuation allowance adjustment	—	—	—	—	24.8		(24.8)	(0.05)
Unusual tax items	—	—	—	—	7.6		(7.6)	(0.02)
Adjusted	$2,479.4	$724.8	$1,571.8	$1,291.0	$312.0	23.2%	$1,028.3	$2.10
% of Net Sales	29.4%	8.6%	18.6%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	February 27, 2022	February 28, 2021	% Change
Net cash flows from operating activities	$752.6	$1,070.0	(29.7)%
Additions to property, plant and equipment	(364.2)	(396.7)	(8.2)%
Free cash flow	$388.4	$673.3	(42.3)%

	Q3FY22	Q3FY21
Notes payable	$362.8	$728.7
Current installments of long-term debt	706.3	220.6
Senior long-term debt, excluding current installments	8,089.1	8,278.1
Total Debt	$9,158.2	$9,227.4
Less: Cash	79.7	80.7
Net Debt	$9,078.5	$9,146.7

Q3 FY22 LTM [2]
Net Debt	$9,078.5

Net income attributable to Conagra Brands, Inc.	$1,038.8
Add Back: Income tax expense	188.6
Income tax expense attributable to noncontrolling interests	(0.6)
Interest expense, net	382.1
Depreciation	324.3
Amortization	59.4
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$1,992.6
Restructuring plans [1]	34.0
Acquisitions and divestitures	3.2
Corporate hedging derivative gains	(13.7)
Consulting fees on tax matters	2.4
Gain on divestiture of businesses	(3.4)
Proceeds received from the sale of a legacy investment	(3.3)
Impairment of businesses held for sale	70.1
Legal matters	(14.3)
Brand impairment charges	90.9
Adjusted EBITDA	$2,158.5

Net Debt to Adjusted LTM EBITDA	4.2

1 Excludes comparability items related to depreciation.

2 Last twelve months

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q3 FY22	Q3 FY21	% Change
Net income attributable to Conagra Brands, Inc.	$218.4	$281.4	(22.4)%
Add Back: Income tax expense	109.9	101.6
Income tax expense attributable to noncontrolling interests	(0.2)	(0.2)
Interest expense, net	94.6	100.6
Depreciation	77.3	81.7
Amortization	14.8	14.9
Earnings before interest, taxes, depreciation, and amortization	$514.8	$580.0	(11.3)%
Restructuring plans [1]	8.1	6.6
Acquisitions and divestitures	0.6	1.5
Corporate hedging derivative losses (gains)	(1.9)	(6.4)
Early extinguishment of debt	—	24.4
Consulting fees on tax matters	—	5.3
Impairment of businesses held for sale	30.9	—
Gain on divestiture of a business	—	(49.7)
Legal matters	—	4.3
Adjusted Earnings before interest, taxes, depreciation, and amortization	$552.5	$566.0	(2.4)%

1 Excludes comparability items related to depreciation.

	Q3 FY22 YTD	Q3 FY21 YTD	% Change
Net income attributable to Conagra Brands, Inc.	$729.3	$989.3	(26.3)%
Add Back: Income tax expense	263.8	269.0
Income tax expense attributable to noncontrolling interests	(0.4)	(0.6)
Interest expense, net	283.7	322.0
Depreciation	241.1	244.8
Amortization	44.5	44.8
Earnings before interest, taxes, depreciation, and amortization	$1,562.0	$1,869.3	(16.4)%
Restructuring plans [1]	25.3	36.3
Acquisitions and divestitures	2.2	4.7
Corporate hedging derivative losses (gains)	(5.3)	(7.2)
Early extinguishment of debt	—	68.7
Consulting fees on tax matters	1.7	6.5
Proceeds received from the sale of a legacy investment	(3.3)	—
Impairment of businesses held for sale	70.1	—
Gain on divestiture of businesses	—	(55.0)
Legal matters	(14.6)	2.3
Adjusted Earnings before interest, taxes, depreciation, and amortization	$1,638.1	$1,925.6	(14.9)%

1 Excludes comparability items related to depreciation.